Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2016 relating to the consolidated financial statements of MyDx, Inc., which appears in the Annual Report on Form 10-K of MyDx, Inc. for the year ended December 31, 2015.

/s/ BPM LLP

San Jose, California

February 9, 2017